For Further Information Contact: Bioject Medical Technologies Inc.	Exhibit 99.1
Ralph Makar President and CEO 503-692-8001 ext. 4137	Christine M. Farrell Vice President of Finance 503-692-8001 ext. 4132

BIOJECT REPORTS DECEMBER 31, 2008 RESULTS

Operating loss decreased 36% and net loss allocable to common shareholders decreased 27% compared to 2007

PORTLAND, OR – March 25, 2009 – Bioject Medical Technologies Inc. (OTCBB: BJCT), an innovative developer and manufacturer of needle-free injection therapy systems (NFITS), today reported financial results for the year and quarter ended December 31, 2008.

For the year ended December 31, 2008, Bioject reported revenues of $6.5 million compared to revenues of $8.3 million in 2007. Product sales were $5.8 million in 2008 compared to $6.8 million in 2007. License and technology fees for 2008 were $667,000 compared to $1.6 million in 2007. The Company reported an operating loss of $2.5 million and net loss allocable to common shareholders of $3.3 million for 2008, compared to an operating loss of $3.9 million and net loss allocable to common shareholders of $4.4 million for 2007, representing a 36% and a 27% decrease in operating loss and net loss allocable to common shareholders, respectively. Included in the 2008 operating loss was $856,000 in non-cash compensation expense related to the fair value of warrants, options and restricted stock and $841,000 of depreciation and amortization. Also included in the 2008 operating loss was $94,000 for the write-off of goodwill. The Company recorded a non-cash benefit related to the change in value of derivative liabilities of $522,000, offset by the non-cash loss on extinguishment of debt of $598,000 that the Company recognized in the third quarter of 2008 when its $1.25 million convertible loan with Partners For Growth, L.P. (“PFG”) was modified. In addition, in 2008, the Company paid down approximately $1.0 million of its debt obligation to PFG. In 2008, Company also converted $615,000 of convertible debt into preferred stock. Cash and cash equivalents at December 31, 2008 were $1.4 million.

Basic and diluted net loss per share allocable to common shareholders for the year ended December 31, 2008 was $0.20 per share on 15.9 million weighted average shares outstanding compared to a net loss per share allocable to common shareholders of $0.29 per share on 15.0 million weighted average shares outstanding for 2007.

For the quarter ended December 31, 2008, Bioject reported revenues of $1.4 million, compared to revenues of $1.7 million in the comparable year ago quarter. Product sales were $1.2 million compared to fourth quarter 2007 product sales of $1.5 million. The Company reported a quarterly operating loss and a net loss allocable to common shareholders of $484,000 and $448,000, respectively, in the fourth quarter of 2008 compared to an operating loss and a net loss allocable to common shareholders of $952,000 and $424,000, respectively, in the comparable year ago period.

Basic and diluted net loss per share allocable to common shareholders for the quarter ended December 31, 2008 was $0.03 per share on 16.2 million weighted average shares outstanding compared to a net loss of $0.03 per share on 15.2 million weighted average shares outstanding for the same period last year.

“Despite the very challenging economic times, we continued to move the Company forward by significantly reducing expenses, increasing our product gross margin over the prior year and by paying down approximately $1.0 million in debt in 2008. Bioject has actively managed operations as reflected by a 30% reduction in total operating expenses for the fourth quarter of 2008 over the prior year fourth quarter and a 27% reduction for the full year 2008. We have reduced the operating loss by 49% and 36% for the fourth quarter of 2008 and for the full year 2008, respectively, as compared to the prior year periods,” said Bioject’s President and Chief Executive Officer, Ralph Makar. “While we have taken positive steps to reduce expenses and expand partnership discussions with new organizations, we continue to explore a number of strategic alternatives in order to address our need for additional capital in 2009 resulting from our limited cash position and the maturity of some of our debt obligations in the second quarter of 2009.”

The Company will conduct a conference call to review fourth quarter and year end results for the year ended December 31, 2008, on Thursday, March 26, 2009 at 10:00 a.m. Eastern Daylight Time. A live audio of the conference call will be available to investors, members of the news media and the general public. To participate in the call via telephone, please dial 1-877-407-8037.

Bioject Medical Technologies Inc., based in Portland, Oregon, is an innovative developer and manufacturer of needle-free injection therapy systems (NFITS). NFITS provide an empowering technology and work by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to reduction of expenses, new or additional agreements with strategic partners and the Company’s ability to raise capital. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s products, including the cool.click™, SeroJet™, Vetjet® and Vial Adapter, will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships, uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, the risk that additional capital may not be available on acceptable terms, if at all, and the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s business. Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com.

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
RESULTS OF OPERATIONS:
Revenue
Net sales of products	$1,236	$1,472	$5,806	$6,772
Licensing and technology fees	122	198	667	1,576

	1,358	1,670	6,473	8,348

Expenses
Manufacturing	823	1,070	4,195	5,857
Research and development	542	750	2,173	3,181
Selling, general and administrative	477	802	2,602	3,185

Total operating expenses	1,842	2,622	8,970	12,223

Operating loss	(484)	(952)	(2,497)	(3,875)
Interest expense, net	(50)	(137)	(471)	(516)
Loss on extinguishment of debt	—	—	(598)	—
Change in fair value of derivative liabilities	98	766	522	353

Net Loss	(436)	(323)	(3,044)	(4,038)
Preferred stock dividend	(12)	(101)	(209)	(394)

Net loss allocable to common shareholders	$(448)	$(424)	$(3,253)	$(4,432)

Basic and diluted net loss per common share	$(0.03)	$(0.03)	$(0.20)	$(0.29)
Shares used in per share calculations	16,183,726	15,210,469	15,933,486	15,025,255

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Bioject Medical Technologies Inc.

Condensed Consolidated Balance Sheet Data (Unaudited)

(In thousands)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$1,352	$1,723
Marketable securities	—	667
Accounts receivable	477	847
Inventories	1,007	777
Other	75	324

	2,911	4,338
Property and equipment, net	1,609	2,297
Goodwill	—	94
Other assets, net	1,277	1,240

Total assets	$5,797	$7,969

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term notes payable	$689	$827
Current portion of long-term debt	651	167
Accounts payable and accrued liabilities	1,353	2,080
Derivative liabilities	23	528
Deferred revenue	490	316

	3,206	3,918
Long term liabilities:
Convertible notes payable	—	1,224
Deferred revenue	1,348	102
Other long-term liabilities	310	316
Shareholders’ equity:
Preferred stock	8,027	7,195
Common stock	113,963	113,018
Accumulated deficit	(121,057)	(117,804)

	933	2,409

Total liabilities and shareholders’ equity	$5,797	$7,969